Exhibit 99.1

                                    McMoRan Exploration Co. Updates

Drilling Activities at Garden Banks Block 625

– “Dawson Deep” Exploration Prospect and

      Other Gulf of Mexico Drilling Activities

NEW ORLEANS, LA, February 6, 2004 – McMoRan Exploration Co. (NYSE:MMR) announced today that the Dawson Deep exploration well at Garden Banks Block 625 has been drilled to a total measured depth of 24,450 feet.  The well has encountered hydrocarbons and the operator is preparing to side track to a down dip position as an appraisal well.

As previously announced, drilling activities at the Dawson Deep prospect commenced on December 12, 2003.  McMoRan owns a 30 percent working interest and a 24 percent net revenue interest in the well.  Kerr-McGee Oil & Gas Corporation, a wholly owned affiliate of Kerr McGee Corporation (NYSE: KMG) operates Dawson Deep with a 25 percent working interest and Nexen Petroleum Offshore U.S.A. Inc. (NYSE: NXY) owns a 15 percent working interest. The Dawson Deep prospect is located on a 5,760 acre block adjacent to the recently commissioned Gunnison spar facility, which achieved its initial production in December 2003, and is located approximately 150 miles offshore Texas in over 2,900 feet of water.

The South Marsh Island Block 223 No. 221 (“JB Mountain No. 3”) well commenced drilling on December 15, 2003.  The well has been drilled to 14,100 feet where casing has been set.  The well has a proposed total depth of 21,000 feet and is located approximately one mile south of the JB Mountain No. 1 well.

The Louisiana State Lease 340 well (“Mound Point Offset No. 2”) commenced drilling on January 30, 2004.  The well is currently drilling below 3,500 feet towards a total depth of 18,500 feet.  The Mound Point Offset No. 2 well is located approximately 7,000 feet south-southeast from the Mound Point Offset discovery well, which was drilled to a total depth of 19,000 feet and is currently producing approximately 35 Million cubic feet of natural gas equivalents per day.

As previously reported, McMoRan is a participant in an exploration program which includes the JB Mountain and Mound Point discoveries.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of gas equivalent attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission

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